Exhibit 99.1

Barnes Group Inc. 123 Main Street Bristol, CT 06010

NEWS RELEASE

BARNES GROUP INC. REPORTS
FIRST QUARTER 2009 FINANCIAL RESULTS

▪	Revenues of $262.2 million for the first quarter 2009
▪	First quarter 2009 diluted EPS of $0.22
▪	Cash from operations improved $15.8 million over prior year first quarter

BRISTOL, Conn., May 4, 2009 — Barnes Group Inc. (NYSE: B), a diversified global manufacturer and logistical services company, today reported financial results for the first quarter 2009.  In the first quarter of 2009 Barnes Group reported income from continuing operations of $11.5 million, or $0.22 per diluted share, compared to $33.7 million, or $0.60 per diluted share in the prior year period.  Barnes Group’s first quarter 2009 sales totaled $262.2 million, down 31.7 percent from $384.0 million in the first quarter of 2008.

($ millions; except	Three months ended March 31,
per share data)	2009	2008	Change
Net Sales	$262.2	$384.0	($121.8)	(31.7)%
Operating Income	$20.5	$51.6	($31.1)	(60.3)%
% of Sales	7.8%	13.4%	-	(5.6)	pts.
Income from Continuing Operations	$11.5	$33.7	$22.2	(66.0)%
% of Sales	4.4%	8.8%	-	(4.4)	pts.
Net Income	$11.5	$32.4	($20.9)	(64.6)%
% of Sales	4.4%	8.4%	-	(4.0)	pts.

Income from Continuing Operations Per Diluted Share	$0.22	$0.60	($0.38)	(63.3)%

Net Income Per Diluted Share	$0.22	$0.58	($0.36)	(62.1)%

“Despite the macroeconomic pressures impacting all of our businesses, our decisive actions continue to position the Company for short-term and long-term success.  Unprecedented headwinds have continued to affect our sales negatively, particularly those related to the transportation markets,” said Gregory F. Milzcik, President and Chief Executive Officer, Barnes Group Inc.  “The strategic, proactive cost saving actions we implemented last year have enabled the Company to generate positive results during this very difficult first quarter.  Our strategic actions remain on track to deliver targeted savings and our cash flow outlook remains favorable.  We continue to aggressively act on further efficiency improvements in our businesses in addition to those previously announced and believe these actions will provide benefits in the second half of this year.

“The Company continues to maintain a strong balance sheet with favorable debt maturity schedules and our credit facilities, coupled with cash generated from operations, offer the flexibility to meet our near-term requirements while pursuing our long-term objectives.  During the quarter we paid a cash dividend per share of 16 cents, demonstrating our commitment to returning value to our stockholders.  We continue

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to make investments during this downturn to manage our business more efficiently, expecting that our improved operating leverage will establish a more profitable platform and a more competitive position for Barnes Group as the markets recover,” Milzcik added.

Logistics and Manufacturing Services
•
First quarter 2009 sales at Logistics and Manufacturing Services were $142.7 million, down 25 percent from $190.6 million in the same period last year.  The decline in sales was driven primarily by slowing customer demand in the transportation and industrial end markets throughout North America and Europe.  Foreign exchange negatively impacted sales by $8.4 million in the first quarter.

•
Operating profit was $14.5 million, compared with $25.6 million in the first quarter of 2008.  Operating profit was driven lower primarily by the reduced sales volumes in each of the businesses as a result of the current macroeconomic pressures on the end-markets served.  Actions taken in 2008 to address declining market conditions partially offset the negative impact from the economy and remain on target to deliver their projected annual savings throughout 2009.

Precision Components
•
First quarter 2009 sales at Precision Components were $121.2 million, down 39 percent from $197.1 million in the same period last year.  Sales declines were driven by continuing weakness in North America along with declining global industrial demand in our European markets which faced the full effects of the global economic downturn.  The transportation and consumer product end-markets were the primary drivers of the sales decline.  The aerospace original equipment manufacturing end market experienced positive sequential growth but reported year-over-year declines due to reductions in customer inventory and production levels.  Foreign exchange adversely affected sales by $5.5 million in the first quarter and the sale of Spectrum Plastics in 2008 resulted in a reduction in sales of $1.3 million.

•
Operating profit for the first quarter of 2009 was $6.0 million, compared with $26.0 million in the first quarter of 2008.  The profit impact of lower sales volumes was partially offset by the benefits of cost reduction actions taken in 2008.  Cost reduction actions are projected to positively impact operating profit throughout 2009.

2009 Outlook
“We have focused on aligning our cost structure with changing demand levels, improving working capital to enhance our cash generation, and pursuing growth opportunities when conditions improve,” said Christopher J. Stephens, Jr., Senior Vice President, Finance and Chief Financial Officer, Barnes Group Inc.

“During the first quarter, cash from operations of $5.4 million improved $15.8 million from the first quarter of 2008.  Though difficult, we have taken the cost saving actions necessary to weather the economic downturn and position our business for an economic recovery.  Nevertheless, greater than expected declines in our transportation end markets combined with recently announced Boeing production reductions have tempered our full year outlook.  As a result, the Company’s targeted earnings for the full year 2009, based on current market conditions, are $1.20 to $1.35 per diluted share, the low-end of our previously issued guidance,” added Stephens.

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Conference Call
The Company will conduct a conference call with investors to discuss first quarter 2009 results at 8:30 a.m. EDT today, May 4, 2009.  A webcast of the live call and an archived replay will be available on the Barnes Group investor relations link at www.BGInc.com.

Barnes Group Inc. (NYSE:B) is a diversified global manufacturer and logistical services company focused on providing precision component manufacturing and operating service support.  Founded in 1857, 5,400 dedicated employees at more than 70 locations worldwide are committed to achieving consistent and sustainable profitable growth.  For more information, visit www.BGInc.com.  Barnes Group, the Critical Components People.

This release may contain certain forward-looking statements as defined in the Private Securities Litigation and Reform Act of 1995. Forward-looking statements are made based upon management’s good faith expectations and beliefs concerning future developments and their potential effect upon the Company and can be identified by the use of words such as “anticipated,” “believe,” “expect,” “plans,” “strategy,” “estimate,” “project,” and other words of similar meaning in connection with a discussion of future operating or financial performance.  These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. The risks and uncertainties, which are described in our periodic filings with the Securities and Exchange Commission, include, among others, uncertainties arising from the behavior of financial markets; future financial performance of the industries or customers that we serve; changes in market demand for our products and services; integration of acquired businesses; changes in raw material prices and availability; our dependence upon revenues and earnings from a small number of significant customers; uninsured claims; and numerous other matters of global, regional or national scale, including those of a political, economic, business, competitive, regulatory and public health nature. The Company assumes no obligation to update our forward-looking statements.

Contact:
Brian D. Koppy – 860.973.2126
###

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)
	Three months ended March 31,

	2009	2008	% Change

Net sales	$262,150	$383,998	(31.7)

Cost of sales	167,165	237,271	(29.5)
Selling and administrative expenses	74,528	95,136	(21.7)
	241,693	332,407	(27.3)

Operating income	20,457	51,591	(60.3)

Operating margin	7.8%	13.4%

Other income	158	197	(19.8)

Interest expense	5,936	7,003	(15.2)
Other expenses	578	1,901	(69.6)

Income from continuing operations
before income taxes	14,101	42,884	(67.1)

Income taxes	2,642	9,171	(71.2)

Income from continuing operations	11,459	33,713	(66.0)

Loss from discontinued operations, net of taxes	- -	(1,353)	NM

Net income	$11,459	$32,360	(64.6)

Common Dividends	$8,370	$7,580	10.4

Per common share:
Basic:
Income from continuing operations	$0.22	$0.62	(64.5)
Loss from discontinued operations, net of taxes	- -	(0.02)	NM
Net income	$0.22	$0.60	(63.3)

Diluted:
Income from continuing operations	$0.22	$0.60	(63.3)
Loss from discontinued operations, net of taxes	- -	(0.02)	NM
Net income	$0.22	$0.58	(62.1)

Dividends	$0.16	$0.14	14.3

Average common shares outstanding:
Basic	52,735,911	54,127,598	(2.6)
Diluted	52,909,312	56,087,125	(5.7)

NM- not meaningful
Notes:
1)	Results for 2008 have been adjusted to reflect discontinued operations and the change in the accounting for convertible debt.
2)	First quarter 2008 Other expenses includes a $1,215 ($830 after-tax, or $.01 diluted EPS) transaction loss on the sale of Spectrum Plastics.

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BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
(Unaudited)

	Three months ended March 31,
	2009	2008	% Change

Net Sales

Logistics and Manufacturing Services	$142,672	$190,589	(25.1)

Precision Components	121,196	197,121	(38.5)

Intersegment sales	(1,718)	(3,712)	53.7

Total net sales	$262,150	$383,998	(31.7)

Operating profit

Logistics and Manufacturing Services	$14,451	$25,596	(43.5)

Precision Components	6,006	25,969	(76.9)

Total operating profit	20,457	51,565	(60.3)

Interest income	158	188	(15.9)

Interest expense	(5,936)	(7,003)	15.2

Other income (expense), net	(578)	(1,866)	69.0

Income from continuing
operations before income taxes	$14,101	$42,884	(67.1)

NM- not meaningful
Notes:
1)	Results for 2008 have been adjusted to reflect discontinued operations, segment realignment and the change in the accounting for convertible debt.
2)	First quarter 2008 Other income (expense) includes a $1,215 transaction loss on the sale of Spectrum Plastics.

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BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	March 31,	December 31,
	2009	2008

Assets
Current assets
Cash and cash equivalents	$19,959	$20,958
Accounts receivable	196,485	173,215
Inventories	222,915	240,805
Deferred income taxes	27,280	27,650
Prepaid expenses	14,016	14,881

Total current assets	480,655	477,509

Deferred income taxes	27,696	31,133
Property, plant and equipment, net	229,751	235,035
Goodwill	350,750	361,930
Other intangible assets, net	311,893	316,817
Other assets	13,243	12,931

Total assets	$1,413,988	$1,435,355

Liabilities and Stockholders' Equity
Current liabilities
Notes and overdrafts payable	$11,820	$8,905
Accounts payable	74,479	80,495
Accrued liabilities	76,483	84,372
Long-term debt-current	15,379	15,386

Total current liabilities	178,161	189,158

Long-term debt	452,785	441,670
Accrued retirement benefits	162,141	164,796
Other liabilities	38,155	41,156

Stockholders' equity	582,746	598,575

Total liabilities and stockholders' equity	$1,413,988	$1,435,355

Note:
1)	Results for 2008 have been adjusted to reflect the change in the accounting for convertible debt.